EXHIBIT 11.8

Letter of Resignation

Board of Directors
iVoice, Inc. and iVoice Innovations, Inc.
750 Highway 34
Matawan, NJ 07747

I, Frank Esser, hereby resign as a member of the Board of Directors of iVoice, Inc. effective on the date hereof.

By:	/s/ Frank Esser
Frank Esser

Dated: January 6, 2012